Exhibit (b)(4)(c)

The Northwestern Mutual Life Insurance Company agrees to pay the benefits provided in this contract, subject to its terms and conditions. Signed at Milwaukee, Wisconsin on the Date of Issue.

CHAIRMAN	SECRETARY

Group Variable Annuity-Account C

Net considerations accumulated in a Separate Account, assets of which are invested in shares of one or more mutual funds.

Contract benefits payable in one sum or as Variable or Guaranteed monthly income. Variable Payment Plan benefits described in Section 7.

Participating.

ACCUMULATION VALUES AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

MP V 1C

OWNER: Trustees of John Doe Corporation

CONTRACT NUMBER: 12345

CONTRACT DATE: May 1, 1984

This is a legal contract between the Owner and The Northwestern Mutual Life Insurance Company.

Read your contract carefully.

Guide To Contract Provisions

		Page
LOADS, FEES AND CHARGES		3

SECTION 1.	BENEFITS	5
	Benefits paid at the Owner’s direction.

SECTION 2.	CONSIDERATIONS	5
	Payment and frequency of flexible considerations.
	Limitations on considerations.

SECTION 3.	ACCUMULATION UNITS IN SEPARATE ACCOUNT	6
	Definition of Separate Account, Valuation Date,
	Accumulation Units and Net Investment Factor.
	How considerations are applied. Annual Service Fee.
	Selection of Division.

SECTION 4.	OWNERSHIP	7
	Rights of the Owner. Reports to Owner.

SECTION 5.	THE CONTRACT	8
	Changes by the Company. Valuation of assets.
	Determination of values. Termination of contract.

SECTION 6.	BENEFITS UNDER PAYMENT PLANS	9
	Benefits to Annuitants.
	Description of payment plans. Beneficiaries.

SECTION 7.	VARIABLE PAYMENT PLANS	10
	Definition of Annuity Units.
	Transfer between variable payment plans.

SECTION 8.	PAYMENT PLAN RATES	11

APPLICATION	Attached to the contract

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LOADS, FEES AND CHARGES Subject to Amendment, See Section 5.1) :

1.	Deductions from considerations (see Section 3.5)

A.	Sales Load:

Cumulative Considerations Paid Under the Contract		Deduction
First	$25,000	4.0%
Next	$75,000	2.0
Next	$100,000	1.0
Next	$100,000.4
Next	$200,000.2
Balance over	$500,000.1

B.	Installation Fee: $200

2.	Annual Service Fee (see Section 3.6):

Value of Accumulation Units	Annual Service Fee
First	$100,000	0.5%
Next	$100,000.4
Next	$100,000.3
Next	$200,000.2
Balance over	$500,000.1

3.	Annuity Rate and Expense Guarantee Charge (see Section 3.4): 0% at issue; 1/4% initial maximum

4.	Investment Management Fees paid by the Funds: described in current Offering Circular or Prospectus

FIRST CONSIDERATION (See Confirmation Statement for detail) :

Gross consideration: $50,000

Net consideration applied to Accumulation Units: $48,300

Initial allocation of the net consideration:

Stock Division	20%
Bond Division	20
Money Market Division	20
Multiple Investment Division	40

EMPLOYER: John Doe Corporation

TRUST: John Doe Corporation Trust

DATE OF TRUST AGREEMENT: May 1, 1984

OWNER: Trustees of John Doe Corporation

CONTRACT NUMBER: 12345

CONTRACT DATE: May 1, 1984

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SECTION 1. BENEFITS

1.1	GROUP VARIABLE ANNUITY

The Northwestern Mutual Life Insurance Company agrees to provide annuity benefits in accordance with the terms and conditions of this Group Variable Annuity — Account C contract.

1.2	BENEFITS AT DIRECTION OF OWNER

Upon the Owner’s request, contract benefits will be paid under one or more of the following:

•	a variable payment plan.

•	a fixed payment plan.

•	in cash.

The Owner’s request will specify the effective date of the first payment, the total amount to be paid and the Divisions from which payment will be made. The effective date will be the date specified in the request or the date that the request is received by the Company, whichever is later.

1.3	BENEFITS PROVIDED BY ACCUMULATION UNITS

Accumulation Units will be redeemed to provide the amount required to pay the requested annuity or cash benefits. The value of the Accumulation Units will be determined as of the valuation date coincident with or next preceding the effective date of payment.

SECTION 2. CONSIDERATIONS

2.1	PAYMENT OF CONSIDERATIONS

Payment. All considerations after the first are payable at the Home Office or to an authorized agent. A receipt signed by an officer of the Company will be furnished on request.

Frequency. Considerations may be paid annually, semi-annually, quarterly or monthly. Considerations may be paid on any other frequency approved by the Company.

Flexible Considerations. Considerations will be in the amounts needed to meet the obligations of the Plan or the Trust. The amount of the first consideration is shown on page 3. The Owner may vary the amount of subsequent considerations, but no consideration may be less than $250.

2.2	FAILURE TO PAY CONSIDERATIONS

If a consideration is not paid when due, this contract will continue in force unless it is terminated under Section 5.8. Payment of considerations may be resumed at any time while the contract is in force.

2.3	LIMITATION ON ACCEPTANCE OF CONSIDERATIONS

The Company will not accept considerations that are not contributions for funding, or for payment of fees or for loads under, a pension or profit sharing plan or trust that is qualified under the Internal Revenue Code. The Company may limit the amount of any consideration in accordance with its rules then in effect.

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SECTION 3. ACCUMULATION UNITS IN SEPARATE ACCOUNT

3.1	SEPARATE ACCOUNT

The Separate Account (“NML Variable Annuity Account C”) and its Divisions have been established by the Company pursuant to Wisconsin law relating to separate investment accounts. Interests in the Separate Account are represented by the Accumulation Units described in Section 3.3.

The Separate Account is composed of the Stock, Bond, Money Market and Multiple Investment Divisions. Assets allocated to these Divisions are invested in shares of NML Stock Fund, Inc., NML Bond Fund, Inc., NML Money Market Fund, Inc., and NML One Fund, Inc., respectively (the “Funds”). Each Fund is an investment company registered under the Investment Company Act of 1940. Shares of each Fund are purchased for the Separate Account at their net asset value.

The Company may make available additional Divisions and Funds.

3.2	VALUATION DATE

A valuation date is any day on which the assets of the Separate Account are valued. Assets are valued as of the time of close of trading on the New York Stock Exchange for each day the Exchange is open.

3.3	ACCUMULATION UNITS

The interest of this contract in the Separate Account is represented by Accumulation Units. The dollar value of Accumulation Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Accumulation Unit in each Division was established at $10.00 as of the date that operations began for that Division. The value of an Accumulation Unit on any valuation date is determined by multiplying the value on the immediately preceding valuation date by the Net Investment Factor for the period starting on the immediately preceding valuation date up to and including the current valuation date (the current period).

3.4	NET INVESTMENT FACTOR

For each Division of the Separate Account the Net Investment Factor for the current period is 1.000000 plus the net investment rate for that Division. The net investment rate for the current period is equal to the gross investment rate for the Division, expressed in decimal form to six places, reduced on each valuation date by charges of not more than an annual rate of  1/4% for annuity rate and expense guarantees. The charge for these guarantees on the date of issue is shown on page 3.

The gross investment rate for the current period for each Division is equal to a. divided by b. where:

a.	is the investment income of the Division for the current period:

(1)	plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Division;

(2)	less any taxes paid or reserved for by the Company resulting from the maintenance or operation of the Division; and

(3)	less any reasonable expenses paid or reserved for by the Company which result from a substitution of other securities for shares of the Fund as set forth in Section 3.8; and

b.	is the value of the assets in the Division at the close of business on the immediately preceding valuation date.

The gross investment rate may be positive or negative. The deduction for any tax liability may be charged proportionately against those contracts to which the liability is attributable by an appropriate reduction in the gross investment rate for those contracts.

3.5	APPLICATION OF CONSIDERATIONS

The Company will deduct, from considerations received, the sales load as scheduled on page 3 and any premium tax incurred on the consideration. The Company will also deduct, from the first consideration received, the Installation Fee shown on page 3.

A net consideration is a consideration received less the deductions. Each net consideration will be applied to provide Accumulation Units in one or more Divisions, allocated as shown on the application. See Section 3.7 for changing the allocation.

Accumulation Units are credited at the close of business on the valuation date coincident with or next following the date on which the consideration is received at the Home Office. The number of Accumulation Units will be determined by dividing the net consideration by the value of an Accumulation Unit on that valuation date. This number of Accumulation Units will not be changed by any later change in the dollar value of Accumulations Units.

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3.6	ANNUAL SERVICE FEE

On each contract anniversary there will be an Annual Service Fee for administrative expenses and agent service. The amount of the Fee will be based on the value of the Accumulation Units as of the contract anniversary and on the schedule shown on page 3. The Fee will be charged on the last valuation date of each contract year. For each Division with Accumulation Units, the number of Accumulation Units will be reduced by a number found by:

•	dividing the Fee by the number of Divisions containing Accumulation Units; and

•	dividing that result by the value of the Accumulation Units for the Division.

If any Division does not contain sufficient Accumulation Units, the Fee will be allocated to the Divisions in the following order: Bond Division, Stock Division, Money Market Division and Multiple Investment Division.

If all or part of the Accumulation Units are redeemed by the Owner on a date other than the contract anniversary, a pro-rata Fee will be deducted from the amount redeemed.

The Owner may elect to pay the Fee in cash. If payment is not received within the time specified in a written notice to the Owner, the Fee will be charged as described above.

3.7	SELECTION OF DIVISION

The Owner may, at any time, change the allocation of net considerations among the Divisions by written notice to the Company. Net considerations received at the Home Office on or after the date on which notice is received will be applied to provide Accumulation Units in the Divisions on the basis of the new allocation.

The Owner may, on written request, transfer Accumulation Units from one Division to another. The number of Accumulation Units to be credited will be adjusted to reflect the respective value of the Accumulation Units in each of the Divisions. The minimum value of Accumulation Units which may be transferred is the lesser of $1,000 or the entire value of the Accumulation Units in the Division from which the transfer is being made. Any charges for the transfer will be determined by the Company and deducted from the value of the Accumulation Units transferred.

The transfer will be made as of the close of business on the valuation date coincident with or next following the date on which the request for transfer is received at the Home Office, or at a later date if requested. The Company reserves the right to establish waiting periods between transfers.

3.8	SUBSTITUTION AND CHANGE

Pursuant to the authority of the Board of Trustees of the Company:

•	the assets of a Division may be invested in securities other than shares of the Fund as a substitute for (a) those shares already purchased or (b) shares to be purchased in the future.

•	the provisions of the contract may be modified to comply with any applicable federal or state laws.

In the event of a substitution or change, the Company may make appropriate endorsement on this and other contracts having an interest in the Separate Account and take other actions as may be necessary to effect the substitution or change.

SECTION 4. OWNERSHIP

4.1	THE OWNER

The Owner of this contract is named on page 3. All contract rights may be exercised by the Owner, or by the Owner’s successor or transferee, under the terms of the Trust or Plan named on page 3 without the consent of any Participant, Annuitant or beneficiary.

4.2	TRANSFER OF OWNERSHIP

The Owner may transfer the ownership of this contract, subject to the terms of the Trust or Plan. Written of transfer satisfactory to the Company must be received at its Home Office. The transfer will then take effect as of the date it was signed. The Company may require that the contract be sent to it for endorsement to show the transfer.

4.3	ASSIGNMENT

The Owner may not assign this contract without the consent of the Company. The Company is not responsible for the validity or effect of any assignment, whether the Company does or does not consent to the assignment. The Company will not be responsible to an assignee for any payment or other action taken by the Company before the Company consents to an assignment.

4.4	REPORTS TO OWNER

At least once each contract year, the Company will send to the Owner a statement of the number of Accumulation Units in each Division credited to the contract, the dollar value of an Accumulation Unit in each Division as of a date not more than two months prior to the date of mailing, and a statement of the investments held by the Separate Account.

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SECTION 5. THE CONTRACT

5.1	AMENDMENTS AND CHANGES

After the fifth contract year the Company has the right to amend or change this contract from time to time with respect to:

•	the deductions from considerations received by the Company.

•	the maximum periodic charges for annuity rate and expense guarantees.

•	the Annual Service Fee.

•	the rates in the Payment Rate Tables shown in Section 8.

The amendment or change will take effect 30 days after written notice to the Owner.

An amendment to the Payment Rate Tables will not apply to a payment plan that starts before the amendment becomes effective.

5.2	VALUATION OF ASSETS

The value of the shares of each Fund held in the Separate Account on each valuation date will be the redemption value of the shares on that date. If the right to redeem shares of a Fund has been suspended, or if payment of the redemption value has been postponed, the shares held in the Separate Account may be valued at fair value as determined in good faith by the Board of Trustees of the Company for the sole purpose of computing annuity benefits.

5.3	DETERMINATION OF VALUES

The method of determination by the Company of the Net Investment Factor, and of the number and value of Accumulation Units and Annuity Units, will be conclusive upon the Owner, and upon any assignee, Participant, Annuitant, or beneficiary.

5.4	DEFERMENT OF BENEFIT PAYMENTS

The Company reserves the right to defer determination and payment of contract benefits and payments under a variable payment plan until after the end of any period during which the right to redeem shares of a Fund is suspended, or during which payment of the redemption value is postponed. Any deferment would be in accordance with the provisions of the Investment Company Act of 1940 by reason of the closing of, or the restriction of trading on, the New York Stock Exchange, or other emergency, or as otherwise permitted by the Act. In addition, the Company reserves the right to defer payment of redemption values until seven days after the end of a deferment in the determination of contract values.

5.5	DIVIDENDS

This contract, except for a variable payment plan, will share in the divisible surplus of the Company. Its share will be determined each year and credited as a dividend on the contract anniversary. Any dividend will be applied on the valuation date coincident with or next following the contract anniversary as a net consideration, unless the Owner elects to have the dividend paid in cash.

5.6	ENTIRE CONTRACT; CHANGES

This contract with the attached application is the entire contract. A change in the contract is valid only if it is approved by an officer of the Company. The Company may require that the contract be sent to it for endorsement to show a change. No agent has the authority to change the contract or to waive any of its terms.

Contract months, years and anniversaries are computed from the Contract Date. The Contract Date is shown on page 3.

All payments by the Company under this contract are payable at its Home Office.

Assets of the Separate Account are owned by the Company, and the Company is not a trustee with respect thereto. The Company may from time to time adjust the amount of assets contained in the Separate Account, by periodic withdrawals or additions, to reflect the contract provisions and the Company’s reserves for this and other similar contracts.

This contract is subject to the laws of the state in which it is delivered.

5.7	PROVISIONS OF THE PLAN OR TRUST AGREEMENT

The Company makes no representation as to the sufficiency of this contract to provide annuity benefits in accordance with the provisions of the Plan or Trust Agreement.

The Company may deal with the Owner without regard to the provisions of the Plan or Trust Agreement.

Nothing in the Plan or Trust Agreement will:

•	affect the obligations of the Company as provided in this contract.

•	hold the Company responsible for any failure of the Owner to perform his duties.

•	hold the Company responsible for application or disposition of monies paid to the Owner. These payments will fully discharge the Company with respect to the amount so paid.

5.8	TERMINATION OF CONTRACT

The Company reserves the right to terminate this contract:

•	if the representations of the Owner contained in the attached application are or become incorrect.

•	if the interest of the contract in the Separate Account is represented by less than 100 Accumulation Units.

The Owner may terminate the contract by written notice to the Company. The termination date will be specified by the Owner in the written notice, but this date will not be earlier than the date the Company receives the written notice.

On termination of the contract, all Accumulation Units will be redeemed as of the valuation date coincident with or next following the date of termination. The Company may require that the contract be sent to it.

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SECTION 6. BENEFITS UNDER PAYMENT PLANS

6.1	BENEFITS TO ANNUITANTS

A Participant is an employee (including an “owner-employee”) of the Employer who is or may become eligible for benefits under the Plan or Trust named on page 3. The Annuitant under a payment plan will be the Participant or his beneficiary. The Owner will name the Annuitant as provided in the Plan or Trust Agreement.

If payment plan benefits under the terms of the Plan or Trust Agreement named on page 3 are to be provided to an Annuitant, the Owner’s request will state:

•	the name and date of birth of the Annuitant;

•	the variable or fixed payment plan elected on his behalf;

•	the amount and date of the first payment to be made under the payment plan; and

•	any other pertinent information requested by the Company.

The Company may limit the election of a payment plan to one that results in payments of at least $20.

The Company will determine the amount required to provide the requested benefits. Accumulation Units will be redeemed in accordance with Section 1.3. If benefits are to be paid under a fixed payment plan, the Company will transfer the required amount to its General Account.

The Company will issue to the Annuitant a certificate describing his rights and benefits.

6.2	DESCRIPTION OF PAYMENT PLANS

The Owner may elect to provide payment of part or all of the contract benefits to an Annuitant under the following variable or fixed payment plans:

Installment Income for Specified Period (Option B)

The Company will make monthly installment income payments providing for payment of benefits over a specified period of five to 30 years.

Life Income Plans

•	Single Life Income (Option C). The Company will make monthly payments for the selected certain period and thereafter during the remaining lifetime of the Annuitant. The selections available are: (a) no certain period; or (b) a certain period of 10 or 20 years.

•	Joint and Survivor Life Income (Option E). The Company will make monthly payments for a 10 year certain period and thereafter during the joint lifetime of the Annuitant and Joint Annuitant and continuing during the remaining lifetime of the survivor.

•	Limitations. An Annuitant may be paid under a Life Income Plan only if the Annuitant is a natural person and if the payments depend on that person’s life.

•	Other Selections. The Company may offer other selections under the Life Income Plans.

6.3	BENEFICIARIES

Naming and Change of Beneficiary by Annuitant. The Annuitant may name and change the beneficiaries of unpaid payments for the specified period under the Installment Income Plan (Option B) or the certain period under a Life Income Plan (Option C or E).

Other Beneficiary Provisions. A certificate that is issued to provide benefits to the Annuitant will contain other beneficiary provisions of annuity contracts issued by the Company on the date of issue of the certificate.

6.4	WITHDRAWAL UNDER PAYMENT PLANS

Withdrawal of the present value of any unpaid income payments may be elected at any time by the beneficiary, except that withdrawal may not be elected under a Life Income Plan (Option C or E) until the death of all individuals upon whose lives income payments depend.

The withdrawal value under the Installment Income Plan (Option B) will be the present value of any unpaid payments. The withdrawal value under all Life Income Plans (Options C and E), where available, will be the present value of any unpaid payments for the certain period.

For a fixed payment plan, the present value of any unpaid income payments will be based on interest at an annual effective rate of 3 1/2%. For a variable payment plan, the present value of any unpaid income payments will be based on interest at the Assumed Investment Rate used in calculating the amount of variable payments; the amount of the income payment used in calculating the present value of unpaid payments will be determined by multiplying the number of Annuity Units by the value of an Annuity Unit on the effective date of withdrawal.

The effective date of withdrawal will be the valuation date coincident with or next following the date on which a satisfactory withdrawal request is received at the Home Office, or a later date if requested.

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SECTION 7. VARIABLE PAYMENT PLANS

7.1	ALLOCATION OF BENEFITS

Under a variable payment plan, the Annuitant may select the allocation of variable benefits among the Divisions. If no selection is made, the allocation will be in proportion to the values of Accumulation Units in each Division from which payment is made on the effective date of the variable payment plan.

7.2	ANNUITY UNITS UNDER VARIABLE PAYMENT PLANS

The interest of the Annuitant in the Separate Account after the effective date of a variable payment plan is represented by Annuity Units. The dollar value of Annuity Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Annuity Unit in each Division was established at $1.00 on May 1,1984. The value of an Annuity Unit on any later valuation date is determined by multiplying the Annuity Unit value on the immediately preceding valuation date by:

•	the Net Investment Factor for the current period, as defined in Section 3.4, for the Division; and

•	the Daily Adjustment Factor of .99990575 raised to a power equal to the number of days in the current period to reflect the Assumed Investment Rate of 3 1/2% used in calculating the monthly payment rate.

7.3	PAYMENTS UNDER VARIABLE PAYMENT PLANS

First Payment. The First Payment under a variable payment plan will be due as of the effective date of the payment plan and will be paid promptly after that date.

The amount of the First Payment is the sum of payments from each Division, each determined by multiplying the benefits allocated to the Division under the variable payment plan by the applicable monthly variable payment rate per $1,000 of benefits.

Number of Annuity Units. The number of Annuity Units in each Division under a variable payment plan is determined by dividing the portion of the First Payment from that Division by the Annuity Unit value for the Division at the close of business on the valuation date coincident with or next preceding the date on which the variable payment plan becomes effective. The number of Annuity Units will not be changed by any later change in the dollar value of Annuity Units.

Subsequent Variable Payments. The amount of subsequent payments under a variable payment plan will increase or decrease according to the value of Annuity Units which reflect the investment experience of each Division of the Separate Account.

The amount of subsequent variable payments is the sum of payments from each Division, each payment being determined by multiplying the fixed number of Annuity Units for the Division by the value of an Annuity Unit for that Division on:

•	the fifth valuation date prior to the payment due date, if the payment due date is a valuation date; or

•	the sixth valuation date prior to the payment due date, if the payment due date is not a valuation date.

7.4	TRANSFER BETWEEN VARIABLE PAYMENT PLANS

An Annuitant or Joint Annuitant receiving payments under a variable payment plan may, on written request:

•	transfer Annuity Units from one Division to another. The number of Annuity Units to be credited will be adjusted to reflect the respective value of the Annuity Units in each of the Divisions. Any charges for the transfer will be determined by the Company and deducted from the value of the Annuity Units transferred.

•	transfer from the Installment Income Plan (Option B) to a Life Income Plan (Option C or E).

•	make other transfers allowed by the Company, subject to conditions set by the Company.

The transfer will be made as of the close of business on the valuation date coincident with or next following the date on which the request for transfer is received at the Home Office or a later date, if requested. The Company reserves the right to establish waiting periods between transfers.

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SECTION 8. PAYMENT PLAN RATES

8.1	PAYMENT RATE TABLES

The guaranteed monthly payment rates for both a fixed payment plan and the first payment under a variable payment plan are shown in the Payment Rate Tables. The tables show rates for the Installment Income Plan for Specified Period (Option B) and for the Life Income Plans (Option C or E). Life Income Plan rates are based on the adjusted age of any individual on whose life payments depend. The adjusted age is:

•	the age on the birthday that is nearest to the date on which the payment plan takes effect; plus

•	the age adjustment shown below for the number of contract years that have elapsed from the Contract Date to the date that the payment plan takes effect. A part of a contract year is counted as a full year.

CONTRACT YEARS ELAPSED	AGE ADJUSTMENT	CONTRACT YEARS ELAPSED	AGE ADJUSTMENT
1 to 5	0	16 to 20	-3

6 to 10	-1	21 to 25	-4

11 to 15	-2	26 or more	-5

8.2	CURRENT FIXED PAYMENT PLAN RATES

•	Installment Income for Specified Period (Option B). The Company may offer fixed payment plan rates higher than those guaranteed in this contract with conditions on withdrawal.

•	Life Income Plans (Option C or E). Payments will be based on rates declared by the Company which will not be less than the rates guaranteed in this contract. The declared rates will provide at least as much income as would the Company’s rates, on the date that the payment plan takes effect, for a single premium immediate annuity contract, with no charge for issue expenses.

8.3	ALTERNATE VARIABLE RATE BASIS

The Company may from time to time publish higher initial rates for variable payment plans under this contract. These higher rates cannot be used to increase payments under payment plans that have already started.

When a variable payment plan is on an alternate rate basis, the Daily Adjustment Factor defined in Section 7.2 will be determined based on the Assumed Investment Rate used in calculating the alternate payment rate.

PAYMENT RATE TABLES

Monthly Income Payment Per $1,000 Contract Benefits

Guaranteed Fixed Payment or First Payment Under Variable Payment Plan

INSTALLMENT INCOME PLAN (Option B)

PERIOD (YEARS)	MONTHLY PAYMENT	PERIOD (YEARS)	MONTHLY PAYMENT	PERIOD (YEARS)	MONTHLY PAYMENT
		11	$9.09	21	$5.56
(Years 1-4 not available)		12	8.46	22	5.39
		13	7.94	23	5.24
		14	7.49	24	5.09
5	$18.12	15	7.10	25	4.96
6	15.35	16	6.76	26	4.84
7	13.38	17	6.47	27	4.73
8	11.90	18	6.20	28	4.63
9	10.75	19	5.97	29	4.53
10	9.83	20	5.75	30	4.45

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PAYMENT RATE TABLES

Monthly Income Payments Per $1,000 Contract Benefits

LIFE INCOME PLANS (Options C and E)

SINGLE LIFE MONTHLY PAYMENTS (Option C)

ADJUSTED AGE*	GUARANTEED FIXED PAYMENT CERTAIN PERIOD (YEARS)			ADJUSTED AGE*	FIRST PAYMENT UNDER VARIABLE PAYMENT PLAN CERTAIN PERIOD (YEARS)
	ZERO	10	20		ZERO	10	20
55	$5.56	$5.41	$4.96	55	$4.81	$4.76	$4.59
56	5.70	5.53	5.02	56	4.91	4.86	4.66
57	5.85	5.65	5.09	57	5.02	4.95	4.72
58	6.01	5.78	5.15	58	5.13	5.06	4.79
59	6.18	5.92	5.20	59	5.26	5.17	4.86
60	6.36	6.06	5.26	60	5.39	5.29	4.93
61	6.56	6.21	5.31	61	5.53	5.41	5.00
62	6.77	6.36	5.37	62	5.68	5.54	5.07
63	6.99	6.51	5.41	63	5.84	5.68	5.13
64	7.23	6.67	5.46	64	6.01	5.82	5.20
65	7.48	6.83	5.50	65	6.19	5.97	5.26
66	7.75	7.00	5.54	66	6.39	6.13	5.32
67	8.04	7.17	5.57	67	6.61	6.29	5.38
68	8.35	7.34	5.60	68	6.84	6.46	5.43
69	8.68	7.51	5.63	69	7.10	6.64	5.48
70	9.02	7.68	5.65	70	7.37	6.82	5.52
71	9.39	7.85	5.67	71	7.67	7.00	5.56
72	9.77	8.01	5.69	72	7.98	7.19	5.60
73	10.18	8.17	5.70	73	8.32	7.38	5.63
74	10.62	8.33	5.71	74	8.68	7.57	5.66
75	11.09	8.48	5.72	75	9.07	7.75	5.68
76	11.61	8.62	5.73	76	9.48	7.94	5.70
77	12.17	8.76	5.74	77	9.92	8.12	5.71
78	12.76	8.88	5.74	78	10.38	8.29	5.72
79	13.39	9.00	5.74	79	10.88	8.46	5.73
80	14.05	9.11	5.75	80	11.42	8.62	5.74
81	14.73	9.21	5.75	81	11.99	8.78	5.75
82	15.45	9.29	5.75	82	12.60	8.93	5.75
83	16.20	9.37	5.75	83	13.27	9.06	5.75
84	16.98	9.44	5.75	84	13.98	9.19	5.75
85 and over	17.79	9.51	5.75	85 and over	14.76	9.30	5.75

JOINT AND SURVIVOR MONTHLY PAYMENTS (Option E)

OLDER LIFE ADJUSTED AGE*	GUARANTEED FIXED PAYMENT OR FIRST PAYMENT UNDER VARIABLE PAYMENT PLAN
	YOUNGER LIFE ADJUSTED AGE*
	55	60	65	70	75	80	85 and over
55	$4.41
60	4.53	$4.85
65	4.62	5.01	$5.45
70	4.69	5.13	5.66	$6.24
75	4.72	5.21	5.81	6.50	$7.20
80	4.75	5.25	5.90	6.67	7.48	$8.20
85 and over	4.76	5.27	5.94	6.76	7.64	8.44	$9.05

* See Section 8.

The amount of the payment for any other combination of ages will be furnished by the Company on request.

Monthly payment rates are based on an Assumed Investment Rate of 3 1/2% and the 1971 Group Annuity Mortality Table.

MP V 1C

It is recommended that you...

read your contract.

notify your NML agent or the Company at 720 E. Wisconsin Avenue,

Milwaukee, WI 53202, of an address change.

call your NML agent for information —

particularly on a suggestion

to terminate or exchange this contract

for another contract or plan.

Election of Trustees

The members of The Northwestern Mutual Life Insurance Company are its policyholders of insurance policies and deferred annuity contracts. The members exercise control through a Board of Trustees. Elections to the Board are held each year at the annual meeting of members. Members are entitled to vote in person or by proxy.

Group Variable Annuity-Account C

ACCUMULATION VALUES AND VARIABLE PAYMENTS PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT BUT ARE VARIABLE AND MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

MP V 1C